Exhibit 99.(a)

Value Line Emerging Opportunities Fund, Inc.

 ARTICLES OF AMENDMENT

Value Line Emerging Opportunities Fund, Inc., a Maryland corporation (hereinafter the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated December 11, 1992 and amended February 1, 2000 (the “Articles”), are hereby amended, effective on or shortly after January 2, 2013, by striking out Article II and inserting in lieu thereof the following:

The name of the Corporation is Value Line Small Cap Opportunities Fund, Inc.

SECOND: The amendment of the Articles as hereinabove set forth has been duly approved by the board of directors of the Corporation.

IN WITNESS WHEREOF, Value Line Emerging Opportunities Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary on the 13th day of December, 2012.

Value Line Emerging Opportunities Fund, Inc.

/s/ Mitchell Appel
Mitchell Appel
President

Attest:

/s/ Emily Washington
Emily Washington
Secretary